Exhibit (h)(3)

AMENDMENT

To Transfer Agency and Service Agreement (the “Agreement”)

Between

Each of the CGM Entities, Individually and Not Jointly, as Listed on

Schedule A to the Agreement (the “Funds”)

And

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This amendment is made as of this 11th day of June 2013 between the Funds and the Transfer Agent. In accordance with Section 16.1 (Amendment) of the Agreement between the Funds and the Transfer Agent dated August 1, 2007, as amended, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.

Transfer Agency Services. Section 1.2 of the Agreement is hereby amended by deleting the current wording of subsection l.2(c) in its entirety and replacing it with the following:

“(c) Blue Sky Services. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule (“Schedule l.2(c) entitled “Blue Sky Services”). In connection therewith, the Funds shall be responsible for determining and advising the Transfer Agent with respect to (i) those jurisdictions in which Notice Filings are to be submitted and (ii) the number of the Funds' shares or the dollar amount to be permitted to be sold in each such jurisdiction. Unless otherwise specified in writing by the patties, the Funds shall also be responsible for determining the availability of any exemptions under a jurisdiction's blue sky laws and ensuring the proper application of any such exemptions by the Funds and its intermediaries. In the event that the Transfer Agent becomes aware of (a) the sale of the Funds' shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Funds' shares in excess of the number of shares of the Funds permitted to be sold in such jurisdiction, the Transfer Agent shall report such information to the Funds mid the Funds shall instruct the Transfer Agent with respect to the corrective action to be taken. In connection with the services described herein, the Funds shall issue in favor of the Transfer Agent a limited power of attorney to submit Notice Filings and payments with respect thereto on behalf of the Funds. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section l.2(c), the Funds agree to pay the Transfer Agent the Blue Sky Service fees set forth on Schedule 3. 1, as amended by the parties from time to time and any expenses associated with such additional duties.”

2.

Blue Sky Services Schedule. The Agreement is hereby amended to add new Schedule l.2(c) - entitled “Blue Sky Services,” which is attached to this amendment and incorporated into the Agreement hereby.

3.

Fee Schedule. Schedule 3.1 (Fees) to the Agreement is hereby amended to add the following new section immediately following “Additional Annual Fees”:

“Blue Sky Service Fees

ס

Base Fee of $5,000 per fund per year

•

Total Annual Fee (3 funds) - $15,000

ס

Technology Cost

ס

$4,000 one-time complex fee for establishing a new broker or transfer agent feed

ס

$1,000 one-time complex fee for electronic conversion”

4.

Blue Sky Records. The Funds may deliver to the Transfer Agent the Funds' blue sky records for the period 2007 through the commencement of the Blue Sky Services hereunder (the “Prior Records”). The Transfer Agent agrees to store such Prior Records for the Funds for such period as the Blue Sky Services are provided under the Agreement or until such earlier time as the Transfer Agent has delivered such Prior Records into the Funds' possession or destroyed them at the Funds' request. The Prior Records will remain the sole and exclusive property of the Funds and will be considered. Confidential Information of the Funds under Sections 10 and 12.4 of the Agreement. The Transfer Agent shall not be responsible for the content of the Prior Records or for the accuracy or completeness of the Prior Records as delivered by the Funds. Upon reasonable request, the Transfer Agent shall make such Prior Records available to representatives of the Funds or the Funds' auditors or regulatory examiners (and the parties shall mutually agree as to any fees or expenses related thereto).

5.

All defined terms and definitions in the Agreement shall be the same in this amendment except as specifically revised hereby and

6.

Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE CGM ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A OF THE AGREEMENT	BOSTON FINANCIAL DATA SERVICES, INC.

By: The CGM Funds	By: /s/ Richard Jahl

Name: /s/ Kathleen Haughton	Name: Richard Jahl

Title: Vice President	Title: COO
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A of the Agreement

SCHEDULE l.2(c)

BLUE SKY SERVICES

In accordance with Section 1.2(c) and the terms of the Agreement, the Transfer Agent shall perform the following Blue Sky Services for the Funds:

1.

Filing of the Funds' Initial Notice Filings, as directed by the Funds;

2.

Filing of the Funds' renewals and amendments as required;

3.

Filing of amendments to the Funds' state registration statement where required;

4.

Filing Funds' sales reports where required;

5.

Payment, at the expense of the Funds, of all Notice Filing fees for the Funds;

6.

Filing the Prospectuses and Statements of Additional Information, supplied by the Funds, and any amendments or supplements thereto where required;

7.

Filing of annual reports and proxy statements, supplied by the Funds, where required; and

8.

The performance of such additional services as the Transfer Agent and the Funds may agree upon in writing.